SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

         Name:             THE GUARDIAN SEPARATE ACCOUNT E

         Address of Principal business office:

                           c/o The Guardian Insurance & Annuity Company, Inc. 201 Park Avenue South
                           New York, New York 10003

         Telephone Number: 212-598-8000

         Name and address of agent for service of process:

                           Richard T. Potter, Jr., Esq.
                           The Guardian Insurance & Annuity Company, Inc. 201 Park Avenue South
                           New York, New York 10003

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Cat of 1940 concurrently with the filing of Form N-8A:

                    Yes [X]                   No [ ]


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                                   SIGNATURES

         Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this notification of registration to be duly signed on its behalf in the City of New York and the State of New York on the 14th day of February, 1997.


                                     THE GUARDIAN SEPARATE ACCOUNT D
                                              (Registrant)

                                     THE GUARDIAN INSURANCE & ANNUITY
                                              COMPANY, INC.
                                               (Depositor)

                                     By  /s/ Richard T. Potter, Jr.
                                       ----------------------------------------
                                             Richard T. Potter, Jr.
                                             Vice President and Counsel